Exhibit 23.3


                        Consent of Ernst & Young LLP



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Culligan Water Technologies, Inc. for the registration of 687,639 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 1997, with respect to the combined financial statements of The Water Filtration Business (a wholly owned business of AMETEK, Inc.) incorporated by reference in the Current Report on Form 8- K of Culligan Water Technologies, Inc. dated August 13, 1997, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Philadelphia, Pennsylvania
May 21, 1998